Exhibit 4.3

FORM OF GLOBAL NOTE

Unless this Global Note is presented by an authorized representative of The Depository Trust Company, 55 Water Street, New York, New York, a New York corporation (“DTC”), to Hydro-Québec or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Series [ ]	Certificate No. [ ]

CUSIP [    ]

HYDRO-QUÉBEC

[    ]% Notes Series [    ]

due [    ]

Guaranteed irrevocably and unconditionally by Québec

This Global Note, registered in the name of Cede & Co., as nominee of DTC (the “Global Note”), is a permanent Global Note in respect of the duly authorized issue of notes referred to above (the “Notes”) of Hydro-Québec, a body corporate validly existing under the Hydro-Québec Act, (Revised Statutes of Québec, Chapter H-5), payment of which is irrevocably and unconditionally guaranteed subject to the guarantee given by Québec (the “Guarantee”), as guarantor (the “Guarantor”), and which is issued pursuant to a fiscal agency agreement, dated as of [    ], among Hydro-Québec, the Guarantor, [    ], fiscal agent, transfer agent and principal paying agent (the “Fiscal Agent” which term includes any successor registrar, fiscal agent, transfer agent and principal paying agent under the Fiscal Agency Agreement) and [    ] as London paying agent and London transfer agent (the “London Agent” which term includes any successor London paying agent and London transfer agent under the Fiscal Agency Agreement), as such agreement may be supplemented or amended, as the case may be (the “Fiscal Agency Agreement”). This Global Note or any other Global Note in this form and so registered may also represent any further notes which Hydro-Québec may issue, from time to time, pursuant to the Terms and Conditions hereof and Section 19 of the Fiscal Agency Agreement. In the event such further notes are issued, the word “Notes” as defined above shall be deemed to also refer to such further notes.

This Global Note and all the rights of the holder hereof are expressly subject to the Fiscal Agency Agreement, and this Global Note and the Fiscal Agency Agreement constitute a contract to all of the terms and conditions of which the holder by acceptance hereof assents, is bound by and is deemed to have notice of. All defined terms unless defined herein have the meaning ascribed to them in the Fiscal Agency Agreement. Copies of the Fiscal Agency Agreement are available for inspection at the principal office of the Fiscal Agent and the London Agent and from the Electronic Data Gathering, Analysis and Retrieval System, which is commonly known by the acronym EDGAR, through the Securities and Exchange Commission’s website (http://www.sec.gov).

This is a fully registered Global Note without coupons attached. In certain limited circumstances, as described in Section 5 of the Fiscal Agency Agreement, it is exchangeable in whole or in part, at the office of the Fiscal Agent, for Certificated Notes.

FOR VALUE RECEIVED, Hydro-Québec hereby promises to pay to Cede & Co. or its registered assigns in the manner hereinafter mentioned on [ ] (or on such earlier date as the Principal Amount (as hereinafter defined) may become payable in accordance with the terms hereof) the principal sum set forth in Schedule I hereto from time to time (the “Principal Amount”) in lawful money of the United States of America on presentation and surrender of this Global Note, and to pay interest in arrears on the said Principal Amount at the rate of [ ]% per annum, from [ ], or from the most recent Interest Payment Date to which interest has been paid or duly provided for, in [two equal semi-annual] installments on [ ] and [ ] in each year (each an “Interest Payment Date”), commencing [ ], until the Principal Amount is paid in full or duly made available for payment, in each case together with such further sum, if any, as may be payable by way of Additional Amounts in accordance with the provisions set forth herein and should Hydro-Québec at any time default in the payment of any of the Principal Amount or interest on this Global Note or any Additional Amounts, to pay interest on the amount in default (before as well as after judgment) at the same rate, in like money, on the same dates. References herein to principal and interest in respect of this Global Note or the Certificated Notes shall be deemed also to refer to any Additional Amounts which may be payable concurrently therewith, unless the context otherwise requires. Interest will cease to accrue on this Global Note on [ ], subject to a change of such date as hereinabove mentioned (or on such earlier date as the Principal Amount may become payable in accordance with the terms hereof), unless, upon due presentation of this Global Note, payment of the Principal Amount or any Additional Amounts is improperly withheld or refused.

This Global Note shall not become valid and obligatory for any purpose unless and until this Global Note has been authenticated by the Fiscal Agent or its authorized representative.

TERMS AND CONDITIONS

Status of the Notes and Guarantee

The Notes will be the direct, unsecured and unconditional obligations of Hydro-Québec. The Notes will rank equally among themselves and with all other unsecured debt securities issued by Hydro-Québec and outstanding at the date hereof or thereafter.

The Guarantor will irrevocably and unconditionally guarantee the due and punctual payment of the principal of and interest and any Additional Amounts on the Notes upon default in payment by Hydro-Québec, when and as the same shall respectively become due and payable, at maturity, upon call for redemption prior to maturity, by acceleration or otherwise. The Guarantee will be endorsed on the certificates representing the Notes. Any funds required for the Guarantee shall be taken out of the Consolidated Revenue Fund of Québec. The Guarantee will be a direct, unconditional and unsecured obligation of the Guarantor and will rank equally in right of payment with all other unsecured obligations for borrowed money of the Guarantor outstanding at the date hereof or in the future.

Form, Denomination and Registration

The Notes will be issued in the form of one or more fully registered Global Notes registered in the name of Cede & Co., as nominee of DTC, and held by [            ], as custodian for DTC (the “Custodian”). Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of owners of such beneficial interests as direct and indirect participants in DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme (collectively, the “Clearing Systems”). The Clearing Systems will be responsible for establishing and maintaining book-entry accounts for their participants having interests in the Notes. None of Hydro-Québec, the Guarantor or the Fiscal Agent will have any responsibility or liability for any aspect of the records of the Clearing Systems relating to or payments made by such Clearing Systems on account of beneficial interests in the Global Notes or for maintaining, supervising or reviewing any records of such Clearing Systems relevant to such beneficial interests. Owners of beneficial interests in Notes will not, except in limited circumstances described herein, be entitled to receive certificates representing Notes (“Certificated Notes”) or to have Notes registered in their names, and will not be considered holders thereof under the Fiscal Agency Agreement.

The Notes will only be sold in denominations of US$1,000 or integral multiples thereof.

The Fiscal Agent will be responsible for (i) maintaining a record of the aggregate holdings of Notes, (ii) ensuring that payments of principal and interest in respect of the Notes received by the Fiscal Agent from Hydro-Québec are duly credited to DTC, and (iii) transmitting to Hydro-Québec any notices from owners of beneficial interests in Notes. The Fiscal Agent will not impose any fees in respect of the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, owners of beneficial interests in Notes may incur fees payable in respect of the maintenance and operation of the book-entry accounts in which such Notes are held with the Clearing Systems.

Certificated Notes

No owner of a beneficial interest in a Note will be entitled to receive a Certificated Note in definitive form except in the limited circumstances described herein.

Hydro-Québec will issue or cause to be issued Certificated Notes upon registration of, transfer of, or in exchange for Notes represented by this Global Note (i) if DTC notifies Hydro-Québec that it is unwilling or unable to continue as depositary in connection with the Global Notes or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when it is required to be so registered and a successor depositary is not appointed by Hydro-Québec within 90 days after receiving such notice or becoming aware that DTC is no longer so registered; (ii) if Hydro-Québec, in its sole discretion at any time, determines not to have any of the Notes represented by Global Notes; or (iii) upon request by DTC, acting on direct or indirect instructions of one or more registered holders of this Global Note or any beneficial owner of an interest in this Global Note, but only after an event of default entitling the registered holders to give Hydro-Québec written notice that such holders elect to declare the principal amount of the Notes held by them and represented by this Global Note to be due and payable has occurred and is continuing; provided that if DTC is unwilling or does not promptly make such request to Hydro-Québec, then any beneficial owner of an interest in this Global Note shall be entitled to make such request with respect to such interest. A publication will be made in accordance with “Notices” below describing how payments on Certificated Notes will be made.

In respect of any such issuance of Certificated Notes, (i) Hydro-Québec shall promptly provide the Fiscal Agent with a sufficient number of Certificated Notes in blank form to proceed with such issuance, (ii) DTC shall cause this Global Note to be delivered to the Fiscal Agent and provide the Fiscal Agent with the necessary registration information for such Certificated Notes, (iii) the Fiscal Agent shall authenticate and deliver such Certificated Notes in an aggregate principal amount equal to the principal amount of this Global Note to be exchanged for such Certificated Notes, (iv) the Fiscal Agent shall cancel this Global Note and in the case of a partial exchange, issue and deliver to or to the order of DTC a new Global Note equal to the unexchanged portion of this Global Note partially exchanged for Certificated Notes and (v) the Fiscal Agent shall reduce accordingly the holdings of the registered holder on the Register. Such Certificated Notes shall be delivered as directed by the persons in whose names such Certificated Notes are to be registered. All Notes represented by Certificated Notes issued upon any such issuance in exchange for the Notes represented by this Global Note shall have the Guarantee of the Guarantor endorsed thereon (which Guarantee shall be a valid obligation of the Guarantor), shall be a valid obligation of Hydro-Québec, shall be entitled to the same benefits under the Fiscal Agency Agreement as the Global Notes, and shall be so exchanged without charge to the Fiscal Agent, DTC or the transferee. On or after any such exchange, the Fiscal Agent shall direct all payments in respect of such Certificated Notes to the registered holders thereof, including when such exchange occurred after the record date for any payment and prior to the date of such payment.

Hydro-Québec expressly acknowledges that if a Certificated Note is not promptly issued to a beneficial owner of an interest in this Global Note as contemplated herein, then such beneficial owner shall be entitled to pursue any remedy under the Fiscal Agency Agreement, the Notes or applicable law with respect to the portion of this Global Note that represents such beneficial owner’s interest therein as if such Certificated Note had been issued.

Title

Subject to applicable law and the terms of the Fiscal Agency Agreement, Hydro-Québec, the Guarantor and the Fiscal Agent will deem and treat the persons in whose name the Global Notes are registered, initially Cede & Co., as the absolute owners thereof for all purposes whatsoever notwithstanding any notice to the contrary. All payments to or on the order of the registered holders shall be valid and effectual to discharge the liability of Hydro-Québec, the Guarantor, the Fiscal Agent and the London Agent on the Notes to the extent of the sum or sums so paid.

Interest

The Notes will bear interest from [    ] at a rate of [    ]% per annum, payable in [two equal semi-annual] installments in arrears on [    ] and [    ], commencing [            ]. Interest on the Notes will cease to accrue on the date fixed for redemption or repayment unless, upon due presentation of the Notes, payment of principal is improperly withheld or refused.

Whenever it is necessary to compute any amount of interest in respect of the Notes, other than with respect to regular [semi-annual] payments, such interest shall be calculated on the basis of a 360-day year of twelve 30-day months. The rate of interest specified in the Notes is a nominal rate and all interest payments and computations are to be made without allowances or deductions for deemed reinvestment.

For purposes of disclosure pursuant to the Interest Act (Canada), the rate of interest payable on any basis other than a full calendar year may be determined by multiplying the applicable annual interest rate by a fraction the numerator of which is the actual number of days in the period for which interest is payable and the denominator of which is 365 days or 366 days, as the case may be.

Payments

Principal of and interest and any Additional Amounts on the Notes are payable by Hydro-Québec in lawful money of the United States of America (“U.S. dollars”, “US$” or “$”) to the person registered at the close of business on the relevant record date in the register held by the Fiscal Agent. The Fiscal Agent will act as Hydro-Québec’s principal paying agent for the Notes pursuant to the Fiscal Agency Agreement.

If any date for payment in respect of any Notes is not a Business Day, the holder thereof shall not be entitled to payment until the next following Business Day, and no further interest shall be paid in respect of the delay in such payment. In this paragraph, “Business Day” means a day on which banking institutions in The City of New York and in any other applicable place of payment are not authorized or obligated by law or executive order to be closed.

Record Date

The record date for purposes of payments of principal of and interest and Additional Amounts, if any, on the Notes will be as of 5:00 p.m., New York City time, on the fourteenth calendar day preceding the maturity date or any interest payment date, as applicable. Ownership positions within each Clearing System will be determined in accordance with the normal conventions observed by such system.

Payment of Additional Amounts

All payments of principal and interest by Hydro-Québec or the Guarantor will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or charges of whatever nature imposed or levied by or on behalf of the Government of Canada or any province, territory or political division thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or charges is required by law or by interpretation or administration thereof. In that event, Hydro-Québec or the Guarantor will, subject to Hydro-Québec’s redemption rights pursuant to the Fiscal Agency Agreement and the Notes, pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts receivable by the holder after such withholding or deduction shall equal the respective amounts of principal or interest which would have been receivable in respect of the Notes or the Guarantee in the absence of such withholding or deduction, except that no such Additional Amount shall be payable with respect to any Note or Guarantee:

(i)     to, or to a third party on behalf of, a holder who is liable to such taxes, duties, assessments or charges in respect of such Note or Guarantee by reason of that person having some connection with Canada other than the mere holding or use outside Canada, or ownership as a non-resident of Canada, of such Note; or

(ii)     presented for payment more than 30 days after the Relevant Date (as defined below) except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting the same for payment on or before such thirtieth day; or

(iii)     where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other law implementing or complying with, or introduced in order to conform to, such Directive; or

(iv)     presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant Note to another paying agent in a Member State of the European Union.

As used herein, “Relevant Date” means:

(A)     the date on which such payment first becomes due; or

(B)     if the full amount of the moneys payable has not been received by the Fiscal Agent on or prior to such date, the date on which, the full amount of such moneys having been so received, notice to that effect is duly given to the holders of the Notes or the Guarantee in accordance with the notice procedures set forth in the provisions of the heading “Notices” below.

Maturity, Redemption and Purchases

Unless previously redeemed for tax reasons as provided below, or purchased, the Principal Amount (at par) of the Notes shall be due and payable on [    ].

If as a result of any change in, or amendment to, or in the official application of, the laws of Canada or the regulations of any taxing authority therein or thereof or any change in, or in the official application of, or execution of, or amendment to, any treaty or treaties affecting taxation to which Canada is a party, which change or amendment shall have become effective after [ ], 201[ ] it is determined by Hydro-Québec or the Guarantor that Hydro-Québec or the Guarantor, as the case may be, would be required at, or at any time prior to, maturity of the Notes to pay Additional Amounts as described above under the heading “Payment of Additional Amounts”, the Notes may be redeemed in whole but not in part at the option of Hydro-Québec on not less than 30 days’, nor more than 60 days’ published notice in accordance with the provisions of the heading “Notices” below, at the principal amount thereof together with accrued interest.

Hydro-Québec may, if not in default under the Notes, purchase Notes at any time, in any manner and at any price. If purchases are made by tender, tenders must be available to all holders of Notes alike.

Modifications

The Fiscal Agency Agreement and the Notes may be amended by Hydro-Québec, the Guarantor and the Fiscal Agent without notice to or the consent of the holder of any Note, for the purpose of (i) curing any ambiguity, (ii) curing, correcting or supplementing any defective provisions contained therein, (iii) effecting the issue of further notes as described below under “Further Issues” or (iv) in any other manner which Hydro-Québec, the Guarantor and the Fiscal Agent, acting on the advice of independent counsel, may deem necessary or desirable and which will not be inconsistent with the Notes and which, in the reasonable opinion of Hydro-Québec, the Guarantor and the Fiscal Agent, will not adversely affect the interest of the holders of Notes.

The Fiscal Agency Agreement contains provisions for convening meetings of registered holders of Notes to modify or amend by Extraordinary Resolution the Fiscal Agency Agreement (except as provided in the immediately preceding paragraph) and the Notes (including the terms and conditions thereof) or waive future compliance therewith or past default thereon by Hydro-Québec. An Extraordinary Resolution duly passed at any such meeting shall be binding on all holders of Notes, whether present or not; provided, however, that no such modification or amendment to the Fiscal Agency Agreement or to the terms and conditions of the Notes or any other action taken may, without the consent of the holder of each such Note affected thereby, (i) change the stated maturity or interest payment date of any such Note, (ii) reduce the principal amount of or rate of interest on any such Note, (iii) change the currency of payment of any such Note, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to such Note or the Guarantee, (v) reduce the percentage of the holders of Notes necessary to modify or amend the Fiscal Agency Agreement or the terms and conditions of the Notes or reduce the percentage of votes required for the taking of action or the quorum required at any meeting of holders of Notes, or (vi) reduce the percentage of outstanding Notes necessary to waive any future compliance or past default.

No amendment may be made to the Fiscal Agency Agreement or the Notes which would in any way alter, amend or change the duties, responsibilities, obligations of or the protections afforded to the London Agent from those set out in the Fiscal Agency Agreement as at the date of the Fiscal Agency Agreement and the Notes as at the date of the Notes without the prior written consent of the London Agent.

Governing Law

The Fiscal Agency Agreement, the Notes and the Guarantee shall be construed in accordance with and governed by the laws of Québec and the laws of Canada applicable in Québec.

Each of Hydro-Québec and the Guarantor irrevocably consents to the fullest extent permitted by law to the giving of any relief (including, without limitation, the making or enforcement of any order or judgment) made or given in connection with any proceedings arising out of or in connection with the Fiscal Agency Agreement, the Notes and the Guarantee.

Events of Default

In the event that (a) Hydro-Québec shall default in the payment of any principal of or interest or Additional Amounts, if any, on the Notes, as the same shall become due and payable, and such default shall continue for a period of 30 days or (b) default shall be made in the due performance or observance by Hydro-Québec of any covenant or agreement contained in the Notes, other than the payment of principal, interest or Additional Amounts, or in the Fiscal Agency Agreement, and such default shall continue for a period of 60 days or (c) Hydro-Québec shall default in the payment of any principal of or premium, if any, or interest or any Additional Amounts on any indebtedness (direct or under a guarantee) for borrowed money, other than the Notes, as the same shall become due and payable, and such default shall continue for a period of 30 days, provided that the foregoing shall not be taken into account so long as the aggregate principal amount of all such indebtedness (direct or under a guarantee) for borrowed money with respect to which the foregoing has occurred does not exceed US$50,000,000 (or its equivalent in other currencies), then at any time thereafter and during continuance of such default, the registered holder of any Note (or its proxy) may deliver or cause to be delivered to Hydro-Québec at Direction-Financement international, encaisse et services financiers, 75 René-Lévesque Boulevard West, Sixth Floor, Montréal, Québec, Canada H2Z 1A4, a written notice that such registered holder elects to declare the principal amount of the Notes held by him (the serial number or numbers of the Notes which represent such Notes and the principal amount of the Notes owned by him and the subject of such declaration being set forth in such notice) to be due and payable and, in the cases falling within either (a) or (c) above, on the fifteenth day after delivery of such notice, or, in the cases falling within (b) above, on the thirtieth day after delivery of such notice, the principal of the Notes referred to in such notice plus accrued interest thereon shall become due and payable, unless prior to that time all such defaults theretofore existing shall have been cured.

Notices

All notices to the holders will be valid (i) in the case of Certificated Notes, if sent by first class mail (or equivalent) or, if posted to an overseas address, by airmail, or if delivered, to each holder (or the first named of joint holders) at each such holder’s address as it appears in the Register held by the Fiscal Agent, (ii) in the case of Notes represented by a Global Note, if delivered to DTC for communication by it to the persons shown in its records as having interests therein and (iii) in either case, if and so long as the Notes are admitted to trading on, and listed on any stock exchange or are admitted to trading by another relevant authority, if in accordance with the rules and regulations of the relevant stock exchange or other relevant authority. Any such notice shall be deemed to have been given on the date of such delivery (or, if delivered more than once or on different dates, on the first date on which delivery is made) or, in the case of mailing, on the fourth weekday following such mailing.

Further Issues

Hydro-Québec may from time to time without notice to or consent of the holders of the Notes create and issue further notes having the same terms and conditions as the Notes (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest thereon), and such further notes shall be consolidated and form a single series with the Notes. Any further notes forming a single series with the outstanding Notes shall be issued with the benefit of, and subject to an agreement supplemental to, this Agreement.

Prescription

Under Québec law, an action to enforce a right to payment under the Notes may be prescribed if it is not exercised within three years of the date the payment is due.

IN WITNESS WHEREOF, HYDRO-QUÉBEC has caused this Global Note to be signed by its duly authorized Representative as of [ ] in New York, New York.

HYDRO-QUÉBEC

By:	/s/
Authorized Representative

And:	/s/
Authorized Representative

Authenticated by: [ ] (as Fiscal Agent)

By:	/s/
Authorized Officer

Authentication Date:

GUARANTEE BY QUÉBEC

By virtue of the powers conferred by the Parlement du Québec and of the authorization of the Gouvernement du Québec by an Order in Council dated [    ], Québec hereby irrevocably and unconditionally guarantees to the registered holder of this Global Note and pledges its full faith and credit for the due and punctual payment, upon default in payment by Hydro-Québec, of the principal of this Global Note and the interest thereon together with Additional Amounts, if any, as and when the same shall respectively become due and payable (without taking into account any applicable grace period or notice period set out in the terms and conditions of the Notes), whether at stated maturity or upon previous call for redemption or by acceleration or otherwise; and hereby expressly waives the benefits of discussion and division and any prior notice or protest to, demand upon or action against Hydro-Québec or Québec.

This Guarantee shall be construed in accordance with and governed by the laws of Québec and the laws of Canada applicable therein.

Québec irrevocably consents to the fullest extent permitted by law to the giving of any relief (including, without limitation, the making or enforcement of any order or judgment) made or given in connection with any proceedings arising out of or in connection with this Guarantee.

Dated the [    ] day of [    ].

Executed on behalf of Québec in New York, New York.

/s/

Delegate General of Québec in New York

SCHEDULE ONE TO THE GLOBAL NOTE NO.

HYDRO-QUÉBEC

[    ]% Global Notes Series [    ] due [    ]

Initial Principal Amount	Additional Principal Amount	Aggregate Principal Amount	Authorization
______________

US$__________	US$_____________	US$_____________	____________________

	US$_____________	US$_____________	____________________

	US$_____________	US$_____________	____________________